UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-4
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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                                                         File No.  333-104510

     Pre-Effective Amendment No.                                                                                                 |_|

     Post-Effective Amendment No. 7                                                                                              |X|

                        (Check appropriate box or boxes.)


                        NATIONWIDE VARIABLE ACCOUNT - II
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                           (Exact Name of Registrant)


                        NATIONWIDE LIFE INSURANCE COMPANY
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                               (Name of Depositor)


                   ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
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         (Address of Depositor's Principal Executive Offices) (Zip Code)


Depositor's Telephone Number, including Area Code          (614) 249-7111
                                                           -------------------------------------------------------------------------



                             PATRICIA R. HATLER, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
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                     (Name and Address of Agent for Service)



Approximate Date of Proposed Public Offering         AS SOON AS PRACTICABLE AFTER EFFECTIVE DATE.
                                                    --------------------------------------------------------------------------------
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The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.





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                                EXPLANATORY NOTE

Parts A, B, and C of Registrant's Post-Effective Amendment No. 6 to the Registration Statement ('33 Act File No. 333-104510, filed October 8, 2004) are hereby incorporated by reference.

This Post-Effective Amendment No. 7 to the Registration Statement is being filed pursuant to Rule 473(a) under the Securities Act of 1933 for the sole purpose of delaying the effectiveness of the above-referenced amendment.


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                                   SIGNATURES
As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT-II, certifies that it has caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf in the City of Columbus, and State of Ohio, on this 6th day of December, 2004.

                             NATIONWIDE VARIABLE ACCOUNT-II
             ---------------------------------------------------------------
                                    (Registrant)

                            NATIONWIDE LIFE INSURANCE COMPANY
             ---------------------------------------------------------------
                                    (Depositor)


                                By /s/ JAMIE RUFF CASTO
             ---------------------------------------------------------------
                                   Jamie Ruff Casto

As required by the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of December, 2004.

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W. G. JURGENSEN
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W. G. Jurgensen, Director and Chief Executive Officer

JOSEPH A. ALUTTO
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Joseph A. Alutto, Director

JAMES G. BROCKSMITH, JR.
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James G. Brocksmith, Jr., Director

KEITH W. ECKEL
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Keith W. Eckel, Director

LYDIA M. MARSHALL
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Lydia M. Marshall, Director

DONALD L. MCWHORTER
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Donald L. McWhorter, Director

DAVID O. MILLER
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David O. Miller, Director

MARTHA J. MILLER DE LOMBERA
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Martha J. Miller de Lombera, Director

JAMES F. PATTERSON
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James F. Patterson, Director

GERALD D. PROTHRO
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Gerald D. Prothro, Director

ARDEN L. SHISLER
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Arden L. Shisler, Director

ALEX SHUMATE
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Alex Shumate, Director

                                                                                         By /s/JAMIE RUFF CASTO
                                                                          ------------------------------------------------------
                                                                                            JAMIE RUFF CASTO
                                                                                            Attorney-in-Fact
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